Exhibit 10.2

DineEquity, Inc.

Officer Incentive Plan

Objectives

International House of Pancakes, LLC (“IHOP”), Applebee’s Services, Inc. (“Applebee’s”)  and DineEquity, Inc. (“DineEquity” and together with IHOP and Applebee’s, the “Company”) have established this Officer Incentive Plan (the “Plan”) to reward eligible employees whose performance meets or exceeds the Company’s expectations, to provide incentives for future excellent performance that will contribute to the Company’s success and profitability, and to serve as a means by which eligible employees may share in the Company’s financial success.  The Plan shall continue until terminated by the Compensation Committee (the “Committee”).

Eligibility

All full-time officers (other than executive officers) employed by the Company and approved by the Chairman & Chief Executive Officer shall be eligible to participate in the Plan.  All executive officers employed by the Company and approved by the Committee also shall be eligible to participate in the Plan.  Participants must be actively employed with the Company, or one of its subsidiaries through the end of the Plan Year in order to be eligible for any benefit under this Plan.

Except as otherwise specifically provided in the Plan, participants who terminate employment for any reason before the end of the Plan Year shall not be entitled to any benefits under this Plan.  The Company’s Plan Year is based on its fiscal year.  The last day worked is the last day an employee is considered active.  In the case of termination, for the purpose of bonus eligibility, vacation or personal time cannot be used to extend the last day worked.

New Hires/Re-Hires

For participants who begin work with the Company following the commencement of a Plan Year, any incentive will be paid on a prorated basis.  The prorated percentage will be determined based on when the employee begins work.  If the employee begins work during the first full work week of the month, the employee will be credited for a whole month worked. However, if the employee begins work after the first full work week of the month, he/she will not be entitled to receive an incentive for that month. New hires or re-hires with an effective date on or after October 1st of a Plan Year will not be eligible for an incentive for such Plan Year.

Promotions

Promotion from one eligible position to another: When an employee is promoted from one eligible position to another, that month’s incentive in which the promotion occurs will be based on the prior position providing that the promotion occurred after the first week of the month. When a promotion during the first full work week of the month, that month’s incentive will be based on the new position.

The base salary as of the last day of the fiscal year will be used for all calculations even though the applicable percentage may have changed during the Plan Year (the “Base Salary”).

Transfer from one entity to another entity: When an employee of any Company (“Old Company”) is transferred to a bonus eligible position for another Company (“New Company”), that month’s incentive in which the transfer occurs will be based on the performance objectives based on the employee’s position with the Old Company provided that the transfer occurred after the first full work week of the month. When a transfer to another Company occurs during the first full work week of the month, that month’s incentive will be based on the performance objectives based on the employee’s position with the New Company.

The base salary as of the last day of the fiscal year will be used for all calculations even though the applicable percentage may have changed during the Plan Year.

Short-Term or Long-Term Disability, Workers’ Compensation and other Leaves of Absence

Any participant on leave of absence or otherwise not actively working during the incentive period may be eligible for a prorated incentive excluding the period on leave.  The date the leave is effective and the date ending leave will be used to calculate the number of whole months worked in the incentive period.

Termination Due to Death or Retirement

In the event of an employee’s death or retirement, any incentive earned will be prorated for the incentive period based upon the actual number of whole months worked and paid simultaneously with the normal distribution of incentives.  If the death or retirement of the participant occurs during the first full work week of the month, credit will be for a full month worked. For the purposes of the Plan, retirement occurs when employment ends and at a time when the employee’s age plus years of service is equal to, or greater than, seventy.

Plan Description

The Plan is an annual incentive plan.  For all participants, the Plan is based on the financial performance of IHOP, Applebee’s and/or DineEquity (as determined by the Committee at the end of the annual incentive period) and on the achievement of specific individual business objectives (IBOs) of the participants.

Level of Incentive

The target and maximum incentive payouts shall be expressed as a percentage of Base Salary.  The incentive award payouts shall be determined by the Committee and may differ for each participant.

Financial Objectives

Subject to the terms of the Plan, the Committee, in its sole discretion, shall establish and set forth in writing for the applicable Plan Year (i) the performance goals for each participant, (ii) the target incentive for each participant, and (iii) the formula or payout matrix for each participant.

Individual Business Objectives (IBOs)

If required by the Committee, for each Plan Year, each participant in the Plan shall set IBOs in conjunction with his or her immediate supervisor each year.  During this process, challenging, measurable objectives that significantly impact the Company performance are to be mutually determined and approved by the Chairman and Chief Executive Officer.  No participant will have more than three IBOs without approval by the Chairman & Chief Executive Officer.  After the fiscal year, a percentage of achievement is then established by the immediate supervisor and approved by the Chairman & Chief Executive Officer.  This amount is used to determine the IBO portion of the annual payout; provided, however, the IBO performance will not be paid if the Company’s Financial Objectives threshold is not met, as determined by the Committee.

In the event there is a significant change in IBOs for an employee due to a change in job or function, annual IBO achievement will be determined by the employee’s supervisors during the year and reviewed by Human Resources, as necessary.

Payment Distribution

Incentive payouts will be calculated based on the results of Company’s financial performance, completion of personal IBOs, and full-time active employment with the Company and distributed within  2 ½ months following the close of the Plan Year.  No incentive shall be deemed to be earned under this Plan until the amount of the incentive (if any) has been determined by the Committee.  Payouts will be paid in a separate check from the regular payroll check, and are subject to supplemental withholding deductions.  No payout shall be made to an employee who is terminated for cause after the close of the Plan Year but prior to the distribution of payment.

Plan Administration

The Committee is the administrator of the Plan and has sole discretionary authority to interpret the Plan and to decide all questions and disputes under the Plan, including but not limited to all questions regarding eligibility for benefits.  The Committee’s decision shall be final and binding on all persons.  The Committee may delegate its Plan administration duties to the DineEquity Inc. Compensation Department.

This Plan Document and its provisions regulate all plan guidelines and participant eligibility.  Any exception must be submitted in writing to the DineEquity, Inc. Compensation Department and must be approved by the Chairman & Chief Executive Officer.

No Guarantee of Employment

The Plan and this plan document do not constitute or imply an employment contract, and participants accrue no interest, right or benefit whatsoever except as specifically set forth in this document.

Modification of the Plan

The Committee reserves the right to modify, terminate or make exceptions to the Plan in its sole discretion at any time without prior notice.  The Plan will be reviewed on an annual basis or at other appropriate intervals as determined in the Committee’s sole discretion, allowing for updates or revisions to be considered.  The Plan and this plan document do not constitute or imply an employment contract, and participants accrue no interest, right or any benefit in the Plan, except as specifically set forth in this document.